As filed with the Securities and Exchange Commission on August 22, 2008
Registration No. 333-151472

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
AMENDMENT NO. 2
TO
Form S-3
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
MINRAD INTERNATIONAL, INC.
(Exact name of Registrant as specified in its charter)

Delaware	87-0299034
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
50 Cobham Drive
Orchard Park, NY 14127
(716) 855-1068
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)
William H. Burns, Chief Executive Officer
50 Cobham Drive
Orchard Park, NY 14127
(716) 855-1068
(Address, including zip code, and telephone number,
including area code, of agent for service)
Copies of all communications and notices to:
Janet N. Gabel., Esq.
Hodgson Russ LLP
One M&T Plaza, Suite 2000
Buffalo, NY 14203
(716) 856-4000
Approximate date of commencement of proposed sale to public: From time to time after this registration statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)
THE REGISTRANT WILL AMEND THIS REGISTRATION STATEMENT ON THE DATE OR DATES NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT FILES A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT BECOMES EFFECTIVE ON THE DATE THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

Prospectus
Subject to Completion — Dated August 22, 2008
10,837,986 Shares
(MINRAD INC. LOGO)
MINRAD INTERNATIONAL, INC.
10,837,986 Shares of Common Stock
     This prospectus covers a total of up to 10,837,986 shares of our common stock, par value $0.01 per share of common stock, that may be offered from time to time by the selling security holders named in this prospectus. The shares being offered by this prospectus consist of up to 10,837,986 shares issuable upon the conversion of convertible notes issued by us to the selling security holders.
     We are registering these shares of our common stock for resale by the selling security holders named in this prospectus. This offering is not being underwritten. We will not receive any of the proceeds from the sale of the shares of our common stock in this offering. If the notes are converted so that the underlying shares may be sold, we will forego the obligation of repaying the notes, the obligation will be reduced by $2.65 per converted share, subject to any anti-dilution adjustment pursuant to the terms of the convertible notes by reason of stock splits, stock dividends, and similar events or resulting from an issuance or deemed issuance of Common Stock at a price per share less than the then applicable conversion price, as specified in the terms and conditions underlying the notes. These shares are being registered to permit the selling security holders to sell shares from time to time, in amounts, at prices and on terms determined at the time of offering. The selling security holders may sell this common stock through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section entitled “Plan of Distribution” beginning on page 23.
     Our common stock is traded on the American Stock Exchange under the symbol “BUF.” On August 20, 2008, the last reported sale price of our common stock was 1.85 per share.
Investing in our common stock involves risks. See “Risk Factors” beginning on page 3 for a discussion of these risks.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the common stock or determined that the information in this prospectus is accurate and complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is August ______, 2008.

ABOUT THIS PROSPECTUS
     This prospectus is a part of the registration statement that we filed with the Securities and Exchange Commission. The selling security holders named in this prospectus may from time to time sell the securities described in the prospectus. You should read this prospectus together with the more detailed information regarding our company, our common stock, and our financial statements and notes to those statements that appear elsewhere in this prospectus and any applicable prospectus supplement together with the additional information that we incorporate in this prospectus by reference, which we describe under the heading “Incorporation of Certain Documents By Reference.”
     You should rely only on the information contained in, or incorporated by reference in, this prospectus and in any accompanying prospectus supplement. We have not authorized anyone to provide you with information different from that contained in, or incorporated by reference in, this prospectus. The common stock is not being offered in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the prospectus or prospectus supplement, as applicable.
     In this prospectus, we use the terms “MINRAD,” “our company,” “we,” “us” and “our” to refer to MINRAD International, Inc. and its subsidiaries.

PROSPECTUS SUMMARY
     This summary is not complete and does not contain all the information which may be important to you. You should read the entire prospectus, including the section titled “Risk Factors,” with the more detailed information regarding our company, our common stock and our financial statements and notes to those statements appearing elsewhere in this prospectus or incorporated herein by reference before making an investment decision.
Our Company
     Our business was organized in 1994 as a Delaware corporation under the name Minrad, Inc. On December 16, 2004, Minrad International, Inc., formerly known as Technology Acquisition Corporation, acquired Minrad Inc., a Delaware corporation, through a reverse merger of a wholly owned subsidiary into Minrad Inc. On April 25, 2005, Minrad International, Inc., formerly a Nevada corporation, reincorporated under the laws of the State of Delaware.
     The Company is an interventional pain management company with three focus areas: (1) anesthesia and analgesia, (2) conscious sedation, and (3) real-time image guidance. The Company’s products are sold throughout the world.
     In the anesthesia and analgesia product line, we manufacture and market generic inhalation anesthetics for use in connection with human and veterinary surgical procedures. We are capable of manufacturing, packaging and distributing isoflurane, enflurane, sevoflurane and desflurane at our modern pharmaceutical facility in Bethlehem, Pennsylvania, or the Bethlehem facility, which is registered with the United States Food and Drug Administration, or FDA. We currently sell three of the four modern inhalation anesthetics (inhalation anesthetics widely used in developed countries today) — isoflurane, enflurane and sevoflurane, through distributors and to original equipment manufacturer, or OEM, customers.
     We also are developing a drug/drug delivery system for conscious sedation, which, similar to nitrous oxide used in dental surgery, provides a patient with pain relief without loss of consciousness. Our system would use halogenated ethers as inhalation analgesics and compete with the widespread use of nitrous oxide, sedative hypnotics and narcotic analgesics in both the pre-hospital and critical care hospital markets. We believe this system has the potential to positively impact the economics of same-day procedures requiring pain relief while substantially enhancing the safety factor of these procedures. Exposure to nitrous oxide has been reported in peer reviewed literature to increase spontaneous abortions in nurses and chair-side dental assistants by three to four times the normal rate, is addictive and has been shown to have severe adverse effects related to prolonged exposure. Sedative hypnotics and narcotic analgesics are controlled substances because they can cause respiratory depression and are addictive. Further, recovery time and side-effects of sedative hypnotics and narcotic analgesics require that patients be accompanied home. Our conscious sedation system is being developed to facilitate rapid recovery and discharge without these added risks and inconveniences.
     Our SabreSourcetm Real-Time Image Guidance System, or SabreSourcetm system, and complementary Light Sabretm disposable products facilitate minimally invasive surgery, primarily for pain management, and have broad applications in orthopedics, neurosurgery and interventional radiology. SabreSourcetm uses unique x-ray and laser technology to enable medical professionals to precisely visualize both the surface point of entry and true angle of approach required to reach an internal treatment area or biopsy site. These products are designed to improve accuracy in interventional procedures and reduce radiation exposure. We sell these products directly in the United States and through distributors internationally.
Our Strategy
     We are a pain management company with products in inhalation anesthetics, real-time image guidance and conscious sedation. The core elements of our growth strategy consists of the following:
1.	Expand market share in our core inhalation anesthetic business;

2.	Increase production of our anesthetic products at our Bethlehem facility;

3.	Continue to build our global distribution network;

4.	Leverage our core expertise in medical device manufacturing and inhalation anesthetics to develop our conscious sedation system; and

5.	Develop the market for our image guidance products.
Our Competitive Strengths
     We believe that the key competitive strengths of our company include:
•	Our established presence in markets with strong barriers to entry;

•	Our global distribution network of sales and marketing partners; and

•	The depth and breadth of our management team’s expertise and experience in the interventional pain management business.
The Offering
Shares offered by selling security holders
     The selling security holders are offering 10,837,986 shares which are issuable upon conversion of convertible notes. These convertible notes were acquired by the selling security holders on May 6, 2008 in connection with an offering of Senior Secured Notes undertaken by the Company. The convertible notes can be converted into our common stock at a conversion price of $2.65 per share, for a total number of shares of 15,094,340. We are required by the terms of the registration rights agreement entered into with the selling security holders to file additional registration statements on the later of (1) 60 days after the date all the securities registered in the registration statement of which this prospectus is a part have been sold, or (2) 6 months from the date such registration statement is declared effective. We must keep filing such registration statements until all of the shares issuable upon conversion of the convertible notes have been registered, plus an additional 30% to cover potential antidilution adjustments under the notes as a result of stock splits, stock dividends, or similar events or because of a change n the conversion price per share resulting from an issuance or deemed issuance of Common Stock at a price per share less than the then applicable conversion price of the Notes. (The additional 30% was a number negotiated at arm’s length with the selling security holders at the time the registration rights agreement was entered into.) Based upon a conversion price of $2.65, this would mean that including the 30% overage to cover antidilution adjustment, we are required to register an aggregate of 19,622,646 shares. The closing price of our common stock on May 6, 2008 was $2.22.
     The offering is being made by the selling security holders for their benefit. We will not receive any of the proceeds of their sales of common stock.
Our common stock
     As of August 11, 2008 there were 49,302,462 shares of our common stock outstanding. Our stock is traded on the American Stock Exchange under the symbol “BUF.”
     We are subject to a number of risks, which you should be aware of before you decide to buy our common stock. These risks are discussed more fully in the “RISK FACTORS” section of this prospectus.
     All references to years in this prospectus, unless otherwise noted, refer to our fiscal years, which end on December 31. For example, a reference to “2007” or “fiscal 2007” means the 12-month period that ended December 31, 2007.
Additional Information
     Our executive offices are located at 50 Cobham Drive, Orchard Park, NY 14127, and our telephone number is (716) 855-1068.

RISK FACTORS
     Investing in our common stock involves a high degree of risk. In addition to the other information in this prospectus and the information incorporated by reference herein, you should carefully consider the risks described below before purchasing our common stock. If any of the following risks occur, our business could be materially harmed, and our financial condition and results of operations could be materially and adversely affected. As a result, the price of our common stock could decline, and you could lose all or part of your investment.
     The following factors, among others, could cause actual results to differ materially from those contained in forward-looking statements made in this prospectus and presented elsewhere by management from time to time.
     Risks Related to Our Business
     We are currently in a growth stage and may experience setbacks in both business and product development.
     We are subject to all of the risks inherent in both the creation of a new business and the development of new and existing products. As a growth-stage company, our cash flows may be insufficient to meet expenses relating to our operations and the growth of our business, and may be insufficient to allow us to develop new and existing products. We currently manufacture and market generic inhalation anesthetics and recently launched our SabreSourceTM system, our second generation real-time image guidance system. We also are developing a drug/drug delivery system for conscious sedation. We do not know if these products will be successful over the long term.
     We may need additional capital to fulfill our business strategies. We may also incur unforeseen costs. Failure to obtain such capital would adversely affect our business.
     We will need to expend significant capital in order to expand our anesthetic and analgesic market share, develop our image guidance product markets and conscious sedation system, and expand our global distribution networks. In addition, if we are successful in expanding the breadth and penetration of our markets, we may need to increase our manufacturing capacity beyond our recent expansion. A critical element of our strategy is to leverage the cash flow we expect to generate from our core inhalation anesthetic business to develop and commercialize complementary, proprietary interventional pain management products. If our cash flows from operations are insufficient to fund our expected capital needs, or our needs are greater than anticipated, we will be required to raise additional funds in the future through private or public sales of equity securities or the incurrence of additional indebtedness. Additional funding may not be available on favorable terms, or at all. If we borrow additional funds, we likely will be obligated to make periodic interest or other debt service payments and may be subject to additional restrictive covenants. If we fail to obtain sufficient additional capital in the future, we could be forced to curtail our growth strategy by reducing or delaying capital expenditures and acquisitions, selling assets or downsizing or restructuring our operations. If we raise additional funds through public or private sales of equity securities, the sales may be at prices below the market price of our stock, and our stockholders may suffer significant dilution.
     The loss of the services of key personnel would adversely affect our business
     Our future success depends to a significant degree on the skills, experience and efforts of our senior management team and certain key individuals. The loss of the services of the aforementioned personnel would be detrimental to the execution of our business strategy.
     The loss of distribution partners or their failure to meet minimum purchasing requirements for sales of our products could negatively affect our projected sales.
     We depend heavily on our distribution partners to sell our products. Generally our distribution partners are granted the exclusive right to sell our products in their territories, provided that they meet certain purchasing minimums. The markets in which our distributors sell our products are highly competitive, and a number of our distributors may not be well capitalized or may focus their limited sales and marketing resources on distributing other products unrelated to our products. Accordingly, our distribution partners may fail to meet their minimum purchasing requirements, and we may have limited recourse in arranging for alternative distribution of our products upon any failure to meet such requirements. In addition, a number of agreements with our distribution partners may provide for long payment terms which may increase our financial risk.
     Some of our distribution partners hold registrations for our products in their territories. The loss of any one of these distribution partners holding registrations for our products in their territories could negatively affect our projected sales since no other distributor would have the necessary registrations for that territory. If we were not able to find a replacement or if we were delayed in finding a replacement, our sales would decrease until we found a replacement or obtained a registration for our products in that territory.
     We face competition in our industry, and many of our competitors have substantially greater experience and resources than we do.
     We compete with other companies within the image guidance market, many of which have more capital, more extensive research and development capabilities and greater marketing and human resources than we do. Some of these image guidance competitors include Medtronic, Inc., Stryker Corporation, and BrainLab, Inc. In the image guidance market, radiation exposure from fluoroscopy and the need for accuracy in interventional procedures are well-recognized concerns. As a result, present fluoroscope manufacturers, radiological suppliers, biopsy vendors and suppliers of minimally-invasive medical devices may be already engaged in research and product development to address these concerns or may become engaged in these areas of research and product development in the future. We expect competition to increase as technological advances are made and commercial applications broaden.
     Similarly, in the anesthesia and analgesia market, we directly compete with larger and more established companies, such as Abbott Laboratories, or Abbott, and Baxter International, or Baxter, that have more capital, more extensive research and development capabilities and greater marketing and human resources than we do.
     Our competitors may develop new or enhanced products or processes that may be more effective, less expensive, safer or more readily available than any products or processes that we develop, or they may develop proprietary positions that prevent us from being able to successfully commercialize new products or processes that we develop. As a result, our products or processes may not compete successfully, and research and development by others may render our products or processes obsolete or uneconomical.
     We are dependent upon sales outside the United States, which are subject to a number of risks.
     Our future results of operation could be harmed by risks inherent in doing business in international markets, including:
•	Unforeseen changes in regulatory requirements;

•	Weaker intellectual property rights protection in some countries;

•	New export license changes in tariffs or trade restrictions;

•	Political and economic instability in our target markets; and

•	Greater difficulty in collecting receivables from product sales.
     We rely upon third-party manufacturers and suppliers, which puts us at risk for supplier business interruptions.
     We believe that success in our real-time image guidance product line depends in part on our ability to retain third parties to sub-assemble our products in accordance with established quality and cost standards in sufficient quantities and in a timely manner. We have no written agreements with these suppliers. Third-party manufacturers may not perform as we expect. If third-party manufacturers fail to perform, our ability to market products and to generate revenue would be adversely affected. Our failure to deliver products in a timely manner could lead to customer dissatisfaction and damage our reputation, cause customers to cancel existing orders and to stop doing business with us.
     The third-party manufacturers and suppliers that we depend on to manufacture our products are required to adhere to FDA regulations regarding current good manufacturing practices, or cGMP, and similar regulations in other countries, which include testing, control and documentation requirements. Ongoing compliance with cGMP and other regulatory requirements is monitored by periodic inspection by ourselves, the FDA and comparable agencies in other countries. Our third-party manufacturers’ and suppliers’ failure to comply with cGMP and other regulatory requirements could result in actions against them by regulatory agencies and jeopardize our ability to obtain parts to sub-assemble into our real-time image guidance products on a timely basis.

     We rely upon a single manufacturing facility for the majority of our revenue
     The majority of our revenue for 2007 and anticipated revenue for future periods is from products manufactured at our Bethlehem facility. The loss of this facility on either a temporary or permanent basis could result in significant risk to the business and our inability to meet current and future demand for our products.
     We rely on a few key suppliers to provide raw materials
     We rely on a few key suppliers to provide raw materials used for production at our Bethlehem Facility. The loss of these suppliers on a temporary or permanent basis could result in a significant risk to the business and our inability to meet current and future demand for our products.
     We may face future product liability claims relating to the use of our products.
     We are subject to potential product liability claims relating to our anesthesia and analgesia and real-time image guidance line of products. We currently maintain product liability insurance with coverage limits of $5 million for each occurrence, and in the aggregate, annually. This coverage and any coverage obtained in the future may be inadequate to protect us in the event of a successful product liability claim, and we may not be able to increase the amount of such insurance coverage or even renew it. Our insurance does not cover, and we are not aware of any suitable insurance that would cover, product liability claims for any of our products undergoing clinical trials. A successful product liability claim could have a material adverse effect on our business, results of operations and financial condition. In addition, substantial, complex or extended litigation could cause us to incur large expenditures and divert the attention of management and other significant resources.
     If a flaw, deficiency or contamination of any of our products is discovered, even if no damage or injury occurs, we may need to recall products, and we may be liable for costs necessary to replace recalled products. Any such recall could entail substantial costs and adversely affect our reputation, sales and financial condition. We do not carry insurance against recall costs or the adverse business effect of a recall, and our product liability insurance may not cover retrofit costs if system parts are required to be modified or replaced.
     Significant existing or additional governmental regulation could subject us to unanticipated delays and costs, which would adversely affect our revenues.
     The successful implementation of our business strategy depends in part on our ability to get our products into the market as quickly as possible. Additional laws and regulations, or changes to existing laws and regulations, applicable to our business may be enacted or promulgated and the interpretation, application or enforcement of existing laws and regulations may change. We cannot predict the nature of any future laws, regulations, interpretations, applications or enforcements, or the specific effects any of these might have on our business. Any future laws, regulations, interpretations, applications, or enforcements could delay or prevent regulatory approval or clearance of our products and our ability to market our products. Moreover, if we do not comply with existing or future laws or regulations, we could be subject to the following types of enforcement actions by the FDA and other agencies:
•	Fines;

•	Injunctions;

•	Civil penalties;

•	Recalls or seizures of our products;

•	Total or partial suspension of the production of our products;

•	Withdrawal of existing approvals or premarket clearances of our products;

•	Refusal to approve or clear new applications or notices relating to our products;

•	Recommendations by the FDA that we not be allowed to enter into government contracts; and

•	Criminal prosecution.
     Failure to obtain regulatory approvals for our products in the future may adversely affect our business.
     Under the provisions of the United States Food, Drug and Cosmetic Act, we must obtain clearance from the FDA prior to commercial use in the United States of some of the products that we may develop.
     Medical Devices
     The production and marketing of our real-time image guidance products and our ongoing research and development activities are subject to regulation by numerous governmental authorities in the United States and other related countries. Additionally, sales of medical devices outside the United States are subject to foreign regulatory requirements that vary widely from country to country. The time required to obtain approval for sale in foreign countries may be longer or shorter than that required for FDA approval in the United States.
     Pharmaceutical Products
     The production and marketing of our pharmaceutical products, including our conscious sedation system, are also subject to significant regulation by the FDA in the United States and by numerous foreign governmental authorities. Although we have satisfied these regulatory requirements for our current products in the United States and in the other countries in which we currently market our products, we will need to satisfy all governmental requirements before we can introduce sevoflurane, desflurane or any other new pharmaceutical products in the United States or extend the sale of our existing inhalation anesthetic products to additional foreign countries. We also must receive all necessary U.S. and foreign approvals and satisfy all other applicable governmental requirements before we may market our conscious sedation system. The time required to obtain any of these additional regulatory approvals is uncertain and we may not be able to obtain them in a timely manner, or at all.
     Manufacturing Guidelines
     Regulations regarding the manufacture and sale of our products are subject to change. We cannot predict what impact, if any, such changes may have on our business, financial condition or results of operations. Failure to comply with applicable regulatory requirements could have a material adverse effect on our business, financial condition and results of operations.
     Additionally, the time required for obtaining regulatory approval is uncertain. We may encounter delays or product rejections based upon changes in FDA policies, including cGMP, during periods of product development. We may encounter similar delays in countries outside of the United States. We may not be able to obtain these regulatory acceptances on a timely basis, or at all.
     The failure to obtain timely regulatory acceptance of our products, any product marketing limitations, or any product withdrawal would have a material adverse effect on our business, financial condition and results of operations. In addition, before it grants approvals, the FDA or any foreign regulatory authority may impose numerous other requirements with which we must comply. Regulatory acceptance, if granted, may include significant limitations on the indicated uses for which the product may be marketed. FDA enforcement policy strictly prohibits the marketing of accepted products for unapproved uses. Product acceptance could be withdrawn, or civil or criminal sanctions could be imposed, for our failure to comply with regulatory standards or the occurrence of unforeseen problems following initial marketing.
     The third party manufacturers and suppliers that we depend on to manufacture our products are required to adhere to FDA regulations regarding cGMP and similar regulations in other countries, which include testing, control and documentation requirements. Ongoing compliance with cGMP and other regulatory requirements is monitored by periodic inspection by the FDA and comparable agencies in other countries. If we fail to comply with regulatory requirements, including marketing or promoting products for unapproved uses, we could be subject, among other things, to the enforcement actions discussed above under the risk factor entitled “Significant additional governmental regulation could subject us to unanticipated delays and costs, which would adversely affect our revenues.”
     Some material changes to medical devices are also subject to FDA review and acceptance. Delays in receipt of, or failure to obtain, acceptances, or the loss of previously obtained acceptances, or failure to comply with existing or future U.S. or foreign regulatory requirements could have a material adverse effect on our business, financial condition and results of operations.
     We may not be able to expand or enhance our existing product lines with new products limiting our ability to grow our company.
     If we are not successful in the development and introduction of new products, our ability to grow our company will be impeded. We may not be able to identify products to enhance or expand our existing product lines. Even if we can identify potential products, our investment in research and development might be significant before we could bring the products to market. Moreover, even if we identify a potential product and expend significant dollars on development, we may never be able to successfully bring the product to market or achieve market acceptance for such product. As a result, we may never recover our expenses. Furthermore, our attention to developing, introducing and producing new products may divert resources and impede our ability to produce, market and sell our existing products.
     We are subject to environmental regulations, and any failure to comply may result in substantial fines and sanctions.
     Our operations are subject to United States and international environmental laws and regulations governing, among other things, emissions to air, discharges to waters and the generation, handling, storage, transportation, treatment and disposal of raw materials, waste and other materials. Many of these laws and regulations provide for substantial fines and criminal sanctions for violations. Generally, the operation of an inhalant pharmaceutical manufacturing plant and the handling of specialty raw materials entail risks of failure to comply with many regulatory requirements. We believe that we are and have been operating our businesses and facilities in a manner that complies in all material respects with environmental, health and safety laws and regulations; however, we may incur material costs or liabilities if we fail to operate in full compliance. We do not maintain environmental damage insurance coverage with respect to the products which we manufacture.
     We may have to make significant expenditures in the future to comply with evolving environmental, health and safety requirements, including new requirements that may be adopted or imposed. To meet changing licensing and regulatory standards, we may have to make significant additional site or operational modifications that could involve substantial expenditures or reduction or suspension of some of our operations. We cannot be certain that we have identified all environmental and health and safety matters affecting our activities and in the future our environmental, health and safety problems, and the costs to remediate them, may be materially greater than we expect.
     Future acquisitions may divert the attention of management and may involve risk of undisclosed liabilities.
     We may from time to time pursue acquisitions that we believe complement our existing operations. Growth by acquisition involves risks that could adversely affect our business, including the diversion of management time from operations to pursue and complete acquisitions, and difficulties in integrating additional operations and personnel of acquired companies. In addition, any future acquisitions could result in significant costs, the incurrence of additional indebtedness or issuance of equity securities to fund the acquisition, and contingent or undisclosed liabilities, all of which could materially adversely affect our business, financial condition and results of operations.
     In connection with any future acquisition, we generally will seek to minimize the impact of contingent and undisclosed liabilities by obtaining indemnities and warranties from the seller that may be supported by deferring payment of a portion of the purchase price. However, these indemnities and warranties, if obtained, may not fully cover the liabilities due to their limited scope, amount or duration, the financial limitations of the indemnitor or warrantor, or other reasons.
     We became public by means of a reverse merger, and as a result we are subject to the risks associated with the prior activities of the public company.
     Additional risks may exist because we became public through a “reverse merger” with a shell corporation that did not have significant recent operations or assets at the time of the reverse merger, but which had operations in the past. The shell corporation, Technology Acquisition Corporation, was a development stage company from the time of its inception until the time of the merger on December 16, 2004. From time to time the shell corporation engaged in a number of businesses, including oil and gas exploration, marketing of a waste management system, and marketing of a water oxygenating system. For approximately 18 months prior to the merger, the shell corporation had no business operations. Although we performed a due diligence review of the public company, we may still be exposed to undisclosed liabilities resulting from the prior operations of our company and we could incur losses, damages or other costs as a result.
     We will need to make additional investments in financial processes and staffing in order to ensure that our internal controls over financial reporting are effective.
     Section 404 of the Sarbanes-Oxley Act of 2002 requires management to assess its internal controls over financial reporting and requires auditors to attest to that assessment. As of December 31, 2007, we determined that our internal controls over financial reporting had several material weaknesses, which we will need to correct in future periods, requiring us to invest additional resources in financial processes and staffing. Current regulations of the Securities and Exchange Commission, or SEC, will require us to include this assessment in our future annual reports from now on. An independent attestation of the internal control over financial reporting will be required for our annual report for the year ended December 31, 2009.
     Risks Related to Our Intellectual Property
     If we are not able to adequately protect our intellectual property, we may not be able to compete effectively.
     Our success depends, to a significant degree, upon the protection of our proprietary technologies. While we currently own 14 U.S. patents and numerous foreign counterparts related to our products, we will need to pursue additional protections for our intellectual property as we develop new products and enhance existing products. We may not be able to obtain appropriate protections for our intellectual property in a timely manner, or at all. Our inability to obtain appropriate protections for our intellectual property may allow competitors to enter our markets and produce or sell the same or similar products.
     If we are forced to resort to legal proceedings to enforce our intellectual property rights, the proceedings could be burdensome and expensive. In addition, our proprietary rights could be at risk if we are unsuccessful in, or cannot afford to pursue, those proceedings.
     We also rely on trade secrets and contract law to protect some of our proprietary technology. We have entered into confidentiality and invention agreements with our employees and consultants. Nevertheless, these agreements may not be honored and they may not effectively protect our right to our unpatented trade secrets and know-how.
     Moreover, others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets and know-how.
     The following is a list of the important patents and patent applications that protect our products, the expiration dates for the patents that have been granted and the expiration dates for additional patents that we have applied for, assuming the patents are granted.
     Existing U.S. patents:

Patent
Number	Title	Filing Date	Expiration Date
5,810,841	ENERGY GUIDED APPARATUS AND METHOD	5/20/1997	5/20/2017
5,969,193	METHOD FOR THE PREPARATION OF SEVOFLURANE	8/18/1997	8/18/2017
6,036,639	LARYNGOSCOPE HAVING LOW MAGNETIC SUSCEPTIBILITY	4/11/1997	4/11/2017
6,096,049	LIGHT GUIDING DEVICE AND METHOD	7/27/1998	7/27/2018
6,200,274	REMOVABLE NEEDLE RULE	7/7/1998	7/7/2018
6,264,618	SAMPLING DEVICE AND METHOD OF RETRIEVING A SAMPLE	1/28/2000	1/28/2020
6,297,502	ALIGNMENT VERIFICATION DEVICE AND METHOD OF USING THE SAME WITH A VISUAL LIGHT BEAM AND AN X-RAY	5/29/1998	5/29/2018
6,283,125	STERILE DRAPE	11/19/1998	11/19/2018
6,444,358	LARYNGOSCOPE HAVING LOW MAGNETIC SUSCEPTIBILITY	3/10/2000	3/10/2020
6,679,267	STERILE DRAPE	8/31/2001	8/31/2021
6,694,169	TARGETING SYSTEM AND METHOD OF TARGETING	2/22/2001	2/22/2021

Patent
Number	Title	Filing Date	Expiration Date
6,829,500	METHOD AND DEVICE FOR DETERMINING ACCESS TO A SUBSURFACE TARGET	6/15/1999	6/15/2019
10/644,500	METHOD FOR THE PREPARATION OF SEVOFLURANE	8/20/2003	8/20/2023
11/098,243	REMOVAL OF CARBON DIOXIDE AND CARBON MONOXIDE FROM PATIENT EXPIRED GAS DURING ANESTHESIA	4/4/2005	4/4/2025
     Pending U.S. patent applications:

Application			Expiration Date
Number	Title	Filing Date	Assuming Issuance
10/272,794	DRUG DELIVERY SYSTEM FOR CONSCIOUS SEDATION	10/17/2002	10/17/2022
10/977,759	TARGETING SYSTEM AND METHOD OF TARGETING	10/29/2004	10/29/2024
11/281,294	METHOD FOR THE PREPARATION OF SEVOFLURANE	11/17/2005	11/17/2025
11/281,293	PROCESS FOR PRODUCTION OF 1,2,2,2 — TETRAFLUORO ETHYL DIFLUORO METHYL ETHER	11/17/2005	11/17/2025
11/406,480	PREPARATION OF SEVOFLURANE WITH NEGLIGIBLE WATER CONTENT	4/18/2006	4/18/2026
     In 1995, the U.S. Patent and Trademark Office adopted changes to the U.S. patent law that made the term of issued patents 20 years from the date of filing rather than 17 years from the date of issuance, subject to specified transition periods. Beginning in June 1995, the patent term became 20 years from the earliest effective filing date of the underlying patent application. These changes may reduce the effective term of protection for patents that are pending for more than three years. In addition, as of January 1996, all inventors who work outside of the United States are able to establish a date of invention on the same basis as those working in the United States. This change could adversely affect our ability to prevail in a priority of invention dispute with a third party located or doing work outside of the United States. While we cannot predict the effect that these changes will have on our business, they could have a material adverse effect on our ability to protect our proprietary information. Furthermore, the possibility of extensive delays in the patent issuance process could effectively reduce the term during which a marketed product is protected by patents.
     We may need to obtain licenses to patents or other proprietary rights from third parties. We may not be able to obtain the licenses required under any patents or proprietary rights, or they may not be available on acceptable terms. If we do not obtain required licenses, we may encounter delays in product development or find that the development, manufacture or sale of products requiring licenses could be foreclosed. We may, from time to time, support and collaborate in research conducted by universities and governmental research organizations. We may not be able to acquire exclusive rights to the inventions or technical information derived from these collaborations, and disputes may arise over rights in derivative or related research programs conducted by us or our collaborators.
     If we infringe on the rights of third parties, we may not be able to sell our products, and we may have to defend against litigation and pay damages.
     If a competitor were to assert that our products infringe on its patent or other intellectual property rights, we could incur substantial litigation costs and be forced to pay substantial damages. Third-party infringement claims, regardless of their outcome, would not only consume significant financial resources, but would also divert our management’s time and attention. Such claims could also cause our customers or potential customers to purchase competitors’ products or defer or limit their purchase or use of our affected products until resolution of the claim. If any of our products are found to violate third-party intellectual property rights, we may have to re-engineer one or more of our products, or we may have to obtain licenses from third parties to continue offering our products without substantial re-engineering. Our efforts to re-engineer or obtain licenses could require significant expenditures and may not be successful.
     If our trademarks and trade names are not adequately protected, we may not be able to build brand loyalty and our sales and revenues may suffer.

     Our registered or unregistered trademarks or trade names, including but not limited to Sabre SourceTM, Light SabreTM, SereneTM, SojournTM, TerrellTM and AttaneTM may be challenged, cancelled, infringed, circumvented or declared generic or determined to be infringing on other marks. We may not be able to protect our rights to these trademarks and trade names, which we need to build brand loyalty. Over the long term, if we are unable to establish a brand based on our trademarks and trade names, then we may not be able to compete effectively and our sales and revenues may suffer.
Risks Related to the Securities Market and Ownership of our Common Stock
     We cannot assure you that our stock price will not decline.
     The market price of our Common Stock could be subject to significant fluctuations. Among the factors that could affect our stock price are:
•	quarterly variations in our operating results;

•	changes in revenue or earnings estimates or publication of research reports by analysts;

•	failure to meet analysts’ revenue or earnings estimates;

•	speculation in the press or investment community;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	actions by institutional or mutual fund stockholders;

•	domestic and international economic factors unrelated to our performance;

•	our failure to achieve and maintain profitability;

•	changes in market valuations of similar companies;

•	announcements by us or our competitors of significant contracts, new products, acquisitions, commercial relationships, joint ventures or capital commitments;

•	the loss of major customers or product or component suppliers;

•	the loss of significant partnering relationships;

•	product liability lawsuits or product recalls; and

•	general market, political and economic conditions.
     In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted. A securities class action suit against us could result in substantial costs and divert our management’s time and attention, which would otherwise be used to benefit our business.
     The stock markets in general, and the markets for technology stocks in particular, have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our Common Stock. In particular, we cannot assure you that you will be able to resell your shares at any particular price, or at all.

Our Common Stock is thinly traded and thus the market price of our Common Stock is particularly sensitive to trading volume.
     Our Common Stock is traded on the American Stock Exchange. Our low trading volume has historically resulted in substantial volatility in the market price of our Common Stock, and may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. In addition, due to the relatively low volume of trading in our Common Stock, our stockholders may not be able to purchase or sell our Common Stock, particularly large blocks of Common Stock, as quickly and as inexpensively as if the trading volume were higher. The sale of a significant position in Common Stock by a large stockholder also may lead to a decline in the price of our Common Stock.
     Shares eligible for sale in the future could negatively affect our stock price.
     The market price of our Common Stock could decline as a result of sales of a large number of shares of our Common Stock or the perception that these sales could occur. This might also make it more difficult for us to raise funds through the issuance of securities. As of August 11, 2008, we had outstanding 49,302,462 shares of our Common Stock, of which 48,246,505 shares are freely tradeable or covered by a current registration statement. This does not include the shares of common stock being registered in the registration statement of which this prospectus is a part. The remaining 1,055,957 shares of our Common Stock outstanding are “restricted securities” as defined in Rule 144 and are held by our “affiliates” (as that term is defined in Rule 144 under the Securities Act of 1933, as amended, or the Securities Act). These restricted securities may be sold in the future pursuant to registration statements filed with the SEC or without registration under the Securities Act to the extent permitted by Rule 144 or other exemptions under the Securities Act.
     As of August 11, 2008, there were an aggregate of 7,705,161 shares of our Common Stock issuable upon exercise of outstanding stock options under our stock option plans. As of August 11, 2008, the Company had 6,967,585 shares of our Common Stock which are issuable upon the conversion of warrants, all of which are freely tradable or covered by a current registration statement. As of August 11, an additional 15,094,340 shares are issuable upon the conversion of $40,000,000 senior secured convertible notes. We are required by the terms of the registration rights agreement entered into with the selling security holders to file additional registration statements on the later of (1) 60 days after the date all the securities registered in the registration statement of which this prospectus is a part have been sold, or (2) 6 months from the date such registration statement is declared effective. We must keep filing such registration statements until all of the shares issuable upon conversion of the convertible notes have been registered, plus an additional 30% to cover potential antidilution adjustments under the notes as a result of stock splits, stock dividends, or similar events or because of a change n the conversion price per share resulting from an issuance or deemed issuance of Common Stock at a price per share less than the then applicable conversion price of the Notes. (The additional 30% was a number negotiated at arm's length with the selling security holders at the time the registration rights agreement was entered into.) Based upon a conversion price of $2.65, this would mean that including the 30% overage to cover antidilution adjustment, we are required to register an aggregate of 19,622,646 shares. We may register additional shares in the future in connection with acquisitions, compensation or otherwise. We have not entered into any agreements or understanding regarding any future acquisitions and cannot ensure that we will be able to identify or complete any acquisition in the future.
     We have a concentration of stock ownership and control, and a small number of stockholders have the ability to exert significant control in matters requiring stockholder vote and may have interests that conflict with yours.
     Our Common Stock ownership is highly concentrated. As of August 11, 2008, 4,262,809 shares of Common Stock or 8.4% of outstanding were beneficial owned by Officers and Directors, while, based on filings with the SEC through August 11, 2008, 12,197,256 shares of our Common Stock or 23.5% outstanding were beneficially owned by holders which each hold 10.0% or more. As a result, a relatively small number of stockholders, acting together, have the ability to control all matters requiring stockholder approval, including the election of directors and approval of mergers and other significant corporate transactions. This concentration of ownership may have the effect of delaying, preventing or deterring a change in control of our company. It could also deprive our stockholders of an opportunity to receive a premium for their shares as part of a sale of our company and it may affect the market price of our Common Stock. In deciding how to vote on such matters, those stockholders’ interests may conflict with yours.

FORWARD-LOOKING STATEMENTS
     This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. All statements, other than statements of historical fact, contained in this prospectus constitute forward-looking statements. In some cases you can identify forward-looking statements by terms such as “may,” “intend,” “might,” “will,” “should,” “could,” “would,” “expect,” “believe,” “estimate,” “anticipate,” “predict,” “project,” “potential,” or the negative of these terms and similar expressions intended to identify forward-looking statements.
     Forward-looking statements are based on assumptions and estimates and are subject to risks and uncertainties. We have identified in this prospectus some of the factors that may cause actual results to differ materially from those expressed or assumed in any of our forward-looking statements. There may be other factors not so identified. You should not place undue reliance on our forward-looking statements. As you read this prospectus, you should understand that these statements are not guarantees of performance or results. Further, any forward-looking statement speaks only as of the date on which it is made and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time that may cause our business not to develop as we expect and it is not possible for us to predict all of them. Factors that may cause actual results to differ materially from those expressed or implied by our forward-looking statements include, but are not limited to, those described under the heading “Risk Factors” beginning on page 6, as well as the following:
•	Our limited operating history and business development associated with being a growth stage company;

•	Our history of operating losses, which we expect to continue;

•	Our ability to generate enough positive cash flow to pay our creditors;

•	Our dependence on key personnel;

•	Our need to attract and retain technical and managerial personnel;

•	Our ability to execute our business strategy;

•	Intense competition with established leaders in the medical device and pharmaceutical industries;

•	Our ability to protect our intellectual property and proprietary technologies;

•	Costs associated with potential intellectual infringement claims asserted by a third party;

•	Our ability to protect, and build recognition of, our trademarks and trade names;

•	Our exposure to product liability claims resulting from the use of our products;

•	General economic and capital market conditions, including political and economic uncertainty in various areas of the world where we do business;

•	Our exposure to unanticipated and uncontrollable business interruptions;

•	Pricing and product actions taken by our competitors;

•	Financial conditions of our customers;

•	Customers’ perception of our financial condition relative to that of our competitors;

•	Changes in United States or foreign tax laws or regulations;

•	Reliance upon suppliers and risks of production disruptions and supply and capacity constraints;

•	Our dependence on our marketing partners;

•	Costs of raw materials and energy;

•	Unforeseen liabilities arising from litigation;

•	Our ability to successfully complete the integration of any future acquisitions;

•	Our exposure to undisclosed liabilities of the public shell corporation;

•	Our ability to project the market for our products based upon estimates and assumptions; and

•	Our ability to obtain approvals needed to market our existing and new products.
USE OF PROCEEDS
     The selling security holders will receive all of the proceeds from the sale of the common stock offered by this prospectus. We will not receive any of the proceeds from the sale of common stock by the selling security holders, although our obligation to repay the convertible notes will be reduced by $2.65 for each share of common stock into which they convert their notes, subject to any anti-dilution adjustment pursuant to the terms of the convertible notes by reason of stock splits, stock dividends, and similar events or resulting from an issuance or deemed issuance of Common Stock at a price per share less than the then applicable conversion price, as specified in the terms and conditions underlying the notes. We cannot guarantee that the selling security holders will convert any of their convertible notes.
DETERMINATION OF OFFERING PRICE
     The selling security holders may use this prospectus from time to time to sell their common stock at a price determined by the shareholder selling the common stock. The price at which the common stock is sold may be based on market prices prevailing at the time of sale, at prices relating to such prevailing market prices, or at negotiated prices.
SELLING SECURITY HOLDERS
     The shares of common stock being offered by the selling security holders are issuable upon conversion of the convertible notes. We are registering the shares of common stock in order to permit the selling security holders to offer the shares for resale from time to time. Except for the ownership of the convertible notes pursuant to the securities purchase agreement, the selling security holders have not had any material relationship with us within the past three years.
     The table below lists the selling security holders and other information regarding the beneficial ownership of the shares of common stock by each of the selling security holders. The second column lists the number of shares of common stock beneficially owned by each selling security holder as of August 11, 2008, assuming conversion of all of the convertible notes held by the selling security holders on that date, without regard to any limitations on conversion. The third column lists the shares of common stock being offered pursuant to this prospectus by each of the selling security holders. The fourth column lists the number of shares that will be beneficially owned by the selling security holders assuming all of the shares offered pursuant to this prospectus are sold and that shares beneficially owned by them, as of August 11, 2008, but not offered hereby are not sold.
     We are required by the terms of the registration rights agreement entered into with the selling security holders to file additional registration statements on the later of (1) 60 days after the date all the securities registered in the registration statement of which this prospectus is a part have been sold, or (2) 6 months from the date such registration statement is declared effective. We must keep filing such registration statements until all of the shares issuable upon conversion of the convertible notes have been registered, plus an additional 30% to cover potential antidilution adjustments under the notes as a result of stock splits, stock dividends, or similar events or because of a change n the conversion price per share resulting from an issuance or deemed issuance of Common Stock at a price per share less than the then applicable conversion price of the Notes. (The additional 30% was a number negotiated at arm’s length with the selling security holders at the time the registration rights agreement was entered into.) Based upon a conversion price of $2.65, this would mean that including the 30% overage to cover antidilution adjustment, we are required to register an aggregate of 19,622,646 shares.

filed with the Commission. Because the conversion price of the convertible notes may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus.
     Under the terms of the convertible notes, a selling security holder may not convert the convertible notes, to the extent such conversion would cause such selling security holder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed a certain percentage (4.99% in the case of Portside Growth and Opportunity Fund, Highbridge International LLC, UBS O’Connor LLC fbo O’Connor Global Convertible Arbitrage Master Limited, UBS O’Connor LLC fbo O’Connor Global Convertible Arbitrage II Master Limited, UBS O’Connor LLC fbo O’Connor Pipes Corporate Strategies Master Limited and 9.99% in the case of LB I Group Inc. and Aisling Capital II, LP.) of our then outstanding shares of common stock following such conversion, excluding for purposes of such determination shares of common stock issuable upon conversion of the convertible notes which have not be converted. The numbers in the second column do not reflect this limitation. The selling security holders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”
     The inclusion of any securities in the following table does not constitute an admission of beneficial ownership by the persons named below.

	Number of Shares	Number of Shares	Shares Owned
	Beneficially Owned	Registered for	After Sale of
Name of Selling Security holder	Prior to Offering (1)	Sale(1)	Registered Shares(2)
LB I Group Inc. (3)	9,575,957	2,709,497	6,866,460	13.20%
Portside Growth and Opportunity Fund (4)	4,905,661	2,709,497	2,196,164	4.2%
Highbridge International, LLC (5)	4,905,661	2,709,497	2,196,164	4.2%
Aisling Capital II, LP (6)	5,080,831	1,354,748	3,726,083	7.3%
UBS O’Connor LLC fbo O’Connor Global Convertible Arbitrage Master Limited (7)	1,603,661	887,631	716,030	1.4%
UBS O’Connor LLC fbo O’Connor Global Convertible Arbitrage II Master Limited (8)	113,321	60,692	52,629	.10%
UBS O’Connor LLC fbo O’Connor Pipes Corporate Strategies Master Limited (9)	735,850	406,424	329,426	.66%

(1)	The shares indicated include shares that may be issued in the future as result of anti-dilution and adjustment provisions of the convertible notes.

(2)	Assumes that all of the shares offered hereby are sold and that shares owned before the offering but not offered hereby are not sold.

(3)	LBI Group Inc. is a wholly-owned subsidiary of Lehman Brothers Inc., which is a registered broker-dealer. LBI Group has represented to us that it is not acting as an underwriter in this offering, it purchased the shares it is offering under this prospectus in the ordinary course of business, and at the time of such purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute the securities. Lehman Brothers Holdings Inc. a public reporting company is the parent company of Lehman Brothers Inc. Under the rules of the Securities and Exchange Commission, Lehman Brothers Inc. and Lehman Brothers Holdings Inc. may be deemed to have investment and voting power over, and therefore be beneficial owners of, the shares underlying the convertible notes held by LB I Group Inc.

(4)	Ramius LLC (“Ramius”) is the investment adviser of Portside Growth and Opportunity Fund (“Portside”) and consequently has voting control and investment discretion over securities held by Portside. Ramius disclaims beneficial ownership of these securities. C4S & Co., L.L.C. (“C4S”) is the managing member of Ramius and may be considered the beneficial owner of any securities deemed to be beneficially owned by Ramius. C4S disclaims beneficial ownership of these securities. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S and have voting and dispositive control over the securities and may be considered beneficial owners of any securities deemed to be beneficially owned by C4S. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these securities.

(5)	Highbridge Capital Management, LLC is the trading manager of Highbridge International LLC and has voting control and investment discretion over securities held by Highbridge International LLC. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting and dispositive control over these securities. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaim beneficial ownership of the securities held by Highbridge International LLC.

(6)	This amount includes 25,000 shares of common stock underlying options held by Brett Zbar, a member of our board of directors, for the benefit of Aisling Capital II, LP (“Aisling”). Dr. Zbar is a principal of Aisling. Aisling Capital Partners, LP (“Aisling Partners”), is the general partner of Aisling. Aisling Capital Partners, LLC (“Aisling Partners GP”), is the general partner of Aisling Partners. Steven Elms is a managing member and managing director of Aisling Partners GP. Dennis Purcell is a managing member and senior managing director of Aisling Partners GP. Andrew Schiff is a managing member and a managing director of Aisling Partners GP. Accordingly, Mr. Elms, Mr. Purcell and Mr. Schiff, who have voting and dispositive control over the shares held for the account of Aisling, each may be deemed to be a beneficial owner of the Common Stock held for the account of Aisling.

(7)	Nicholas Nocerino is the Portfolio Manager of UBS O’Connor LLC f/b/o:
O’Connor Global Convertible Arbitrage Master Limited and as such controls the voting & investment power of these shares and thus may be deemed to beneficially own the shares held by UBS O’Connor LLC f/b/o O’Connor Global Convertible Arbitrage Master Limited. Mr Putman disclaims beneficial ownership of the shares held by UBS O’Connor LLC f/b/o O’Connor Global Convertible Arbitrage Master Limited.

(8)	Nick Nocerino is the Portfolio Manager of UBS O’Connor LLC fbo O’Connor Global Convertible Arbitrage II Master Limited and as such controls the voting and investment power of these shares and thus may be deemed to beneficially own the shares held by UBS O’Connor LLC fbo O’Connor Global Convertible Arbitrage II Master Limited. Nick Nocerino disclaims beneficial ownership of the shares held by UBS O’Connor LLC fbo O’Connor Global Convertible Arbitrage II Master Limited. The address of UBO O’Connor LLC fbo O’Connor Global Convertible Arbitrage II Master Limited is One North Wacker Dr., 32nd Floor, Chicago, IL 60606.

(9)	Nicholas Nocerino is the Portfolio Manager of UBS O’Connor LLC f/b/o:
O’Connor Global Convertible Arbitrage II Master Limited and as such controls the voting & investment power of these shares and thus may be deemed to beneficially own the shares held by UBS O’Connor LLC f/b/o O’Connor Global Convertible Arbitrage II Master Limited. Mr Putman disclaims beneficial ownership of the shares held by UBS O’Connor LLC f/b/o O’Connor Global Convertible Arbitrage II Master Limited.

INFORMATION ABOUT THE CONVERTIBLE NOTES
AND THE SENIOR CONVERTIBLE NOTE TRANSACTION
Overview
          The shares which are being offered are issuable upon conversion of senior secured convertible notes which were sold to the selling security holders by us on May 6, 2008, pursuant to the terms of a Securities Purchase Agreement dated May 5, 2008 (the “Senior Convertible Note Financing”). The Senior Convertible Note Financing was exempt from registration in reliance on Section 4(2) of the Securities Act and Section 506 of Regulation D promulgated thereunder.
          The aggregate purchase price paid to the Company for the Notes was $40,000,000. The Notes are convertible into shares of Common Stock at any time following their issuance at a conversion price of $2.65 per share. The conversion price of the notes is fixed, subject to adjustment only as a result of an anti-dilution adjustment pursuant to the terms of the convertible notes by reason of stock splits, stock dividends, or similar events or because of a change in the conversion price per share resulting from an issuance or deemed issuance of Common Stock at a price per share less than the then applicable conversion price. The notes mature on the third anniversary of the date of issuance. No principal payments are due until the maturity date. Interest payments throughout the term and principal payments due at maturity are payable in cash.
     In connection with the issuance of the notes, we entered into a registration rights agreement with the purchasers of the notes obligating us to register for resale the shares of Common Stock issuable upon the conversion of the notes on a registration statement on Form S-3 or other appropriate form to be filed with the Securities and Exchange Commission within forty-five (45) days after the closing of the sale of the notes. We are required by the terms of the registration rights agreement entered into with the selling security holders to file additional registration statements on the later of (1) 60 days after the date all the securities registered in the registration statement of which this prospectus is a part have been sold, or (2) 6 months from the date such registration statement is declared effective. We must keep filing such registration statements until all of the shares issuable upon conversion of the convertible notes have been registered, plus an additional 30% to cover potential antidilution adjustments under the notes as a result of stock splits, stock dividends, or similar events or because of a change n the conversion price per share resulting from an issuance or deemed issuance of Common Stock at a price per share less than the then applicable conversion price of the Notes. (The additional 30% was a number negotiated at arm’s length with the selling security holders at the time the registration rights agreement was entered into.) Based upon a conversion price of $2.65, this would mean that including the 30% overage to cover antidilution adjustment, we are required to register an aggregate of 19,622,646 shares.
          The total dollar value of the 10,837,986 shares of Common Stock being registered in the registration statement of which this prospectus is a part was $24,060,329 on the date of the closing of the Senior Convertible Note Transaction, based on the closing price of our stock on that date of $2.22.
          Subject to the risks disclosed in the section “Risk Factors”, above, and based upon our current knowledge of controllable events, we believe we will be able to make all the required payments on notes, either through internal or external sources of cash.
Payments to Note Holders
Interest
The table below sets forth the payments of interest due to each note holder during the term of the notes.

		Payments of	Payments of	Payments of	Payments of
		interest due on	interest due on	interest due on	interest due on
	Payments of	each of	each of	each of	each of June
	interest due on	September 30,	December 31,	March 31,	30,	Payments of
	June 30,	2008, 2009 and	2008, 2009 and	2009, 2010 and	2009 and	interest due
Note Holder	2008(1)	2010(1)	2010(1)	2011 (1)	2010(1)	May 6, 2011(1)	Total
LB I Group Inc.	$124,444	$204,444	$204,444	$200,000	$202,222	$80,000	$2,435,556

Portside Growth and Opportunity Fund	$124,444	$204,444	$204,444	$200,000	$202,222	$80,000	$2,435,556

Highbridge International, LLC	$124,444	$204,444	$204,444	$200,000	$202,222	$80,000	$2,435,556

Aisling Capital II, LP	$62,222	$102,222	$102,222	$100,000	$101,111	$40,000	$1,217,778

UBS O’Connor LLC fbo O’Connor Global Convertible Arbitrage Master Limited	$40,768	$66,976	$66,976	$65,250	$66,248	$26,208	$797,888

UBS O’Connor LLC fbo O’Connor Global Convertible Arbitrage II Master Limited	$2,788	$4,580	$4,580	$4,480	$4,530	$1,792	$54,556

UBS O’Connor LLC fbo O’Connor Pipes Corporate Strategies Master Limited	$18,667	$30,667	$30,667	$30,000	$30,333	$12,000	$365,333

Total :	$497,777	$817,777	$817,777	$800,000	$808,888	$320,000	$9,742,223

(1)	Assumes that no event of default will occur during the term of each note. Absent the occurrence of an event of default, interest accrues at the rate of 8% per annum. From and after the occurrence and during the continuance of an event of default, the interest rate would increase by three percent (3.0%) per year. Also assumes that none of the principal or interest of any of the convertible notes is converted during its term and that no principal portion of the notes are redeemed during the term. If any portion of the principal of any of the notes is converted or redeemed, effective upon such conversion or redemption we will no longer be required to pay interest on that portion.
Potential Payments of Liquidated Damages
     Under the terms of the registration rights agreement entered into with the note holders in the Senior Convertible Note Transaction, we would be required to pay liquidated damages (i) in the event that the registration statement of which this prospectus is a part is not declared effective within one hundred and five (105) calendar days after the closing date of the Senior Convertible Note Transaction, which is August 19, 2008, or (ii) if after such registration statement is declared effective, assuming that it is so declared effective, sales cannot be made under it, including, without limitation, because of a failure to keep such registration statement effective, failure to disclose such information as is necessary for sales to be made pursuant to such Registration Statement or our failure to register a sufficient number of shares of Common Stock. Upon the occurrence of any of the foregoing events, and for every thirtieth day (pro-rated for periods totaling less than thirty days) thereafter that the registration delay is not cured, we would be required to pay liquidated damages in an amount equal to 0.033% of the purchase price of the notes to which the securities to be registered relate per day; provided, however, that the aggregate amount of such damages shall not exceed 25% of the purchase price of the notes purchased by the applicable note holder. Because our registration statement was not declared effective by August 19, 2008, as of August 20, 2008, we must pay liquidated damages of $13,201.
     The following table sets forth the amounts of liquidated damages we could be required to pay under the registration rights agreement.

		Per Diem to be
		Paid upon the	Maximum
		Occurrence of a	Liquidated
	Note Purchase	Registration	Damages
Note Holder	Amount	Delay (1)	Payable
LB I Group Inc.	$10,000,000	$3,300	$2,500,000

Portside Growth and Opportunity Fund	$10,000,000	$3,300	$2,500,000

Highbridge International, LLC	$10,000,000	$3,300	$2,500,000

Aisling Capital II, LP	$5,000,000	$1,650	$1,250,000

UBS O’Connor LLC fbo O’Connor Global Convertible Arbitrage Master Limited	$3,276,000	$1,082	$819,000

UBS O’Connor LLC fbo O’Connor Global Convertible Arbitrage II Master Limited	$224,000	$74	$56,000

UBS O’Connor LLC fbo O’Connor Pipes Corporate Strategies Master Limited	$1,500,000	$495	$375,000

TOTAL:	$40,000,000	$13,201	$10,000,000

(1)	These amounts reflect only the initial payment required upon the occurrence of a registration delay. For every day thereafter that the registration delay is not cured, we would be required to pay such amounts until the maximum liquidated damage amounts were reached. Because we do not know when, or if, the registration statement of which this prospectus is a part will be declared effective, and because we do not know if and for how long sales under such registration statement after effectiveness may not be permitted, we cannot be certain of the amount of damages which might be payable under the liquidated damages provisions of the registration rights agreement. The amounts payable by us could be materially higher or lower than these amounts, or we may not be required to pay such amounts at all if such registration statement becomes effective by the deadline and thereafter remains effective.
     Under the terms of the notes, we would also be required to pay liquidated damages if we fail to deliver or cause to be delivered the shares of Common Stock issuable upon conversion of the notes (or credit such holders DTC account with such shares) within 3 trading days after receipt of a properly completed notice of conversion from a note holder. For each day late, we are required to pay an amount equal to one percent (1.0%) of the product of (1) the sum of the number of shares of Common Stock not issued to the Holder on or prior to the Share Delivery Date and to which the Holder is entitled, and (2) the closing sale price of our Common Stock on the date we were supposed to have delivered the shares of Common Stock.
     In addition, if a note holder purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by the holder of Common Stock issuable upon such conversion that the Holder anticipated receiving from the Company, then the Company shall, in the holder’s discretion, either (i) pay cash to the holder in an amount equal to the holder’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (a “Buy-In Price), or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Common Stock and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (1) such number of shares of Common Stock, times (2) the closing bid price on the date the holder sent notice to the company of its right to convert.
     The following table shows an estimated amount of liquidated damages which could be payable to each holder upon our failure to meet our Common Stock delivery requirements.

		Amount to be Paid for
		Each Day Late in
	Note Purchase	Delivering Conversion
Note Holder	Amount	Shares(1)
LB I Group Inc.	$10,000,000	$83,774

Portside Growth and Opportunity Fund	$10,000,000	$83,774

Highbridge International, LLC	$10,000,000	$83,774

Aisling Capital II, LP	$5,000,000	$41,887

UBS O’Connor LLC fbo O’Connor Global Convertible Arbitrage Master Limited	$3,276,000	$27,444

UBS O’Connor LLC fbo O’Connor Global Convertible Arbitrage II Master Limited	$224,000	$1,877

UBS O’Connor LLC fbo O’Connor Pipes Corporate Strategies Master Limited	$1,500,000	$12,566

TOTAL:	$40,000,000	$335,096

(1)	Estimated based upon our closing stock price of $2.22 on May 6, 2008, the closing date of the Senior Convertible Note Transaction. Assumes conversion in full of the entire principal amount of the note, and not of interest or late charges, and assumes the failure to deliver all of the certificates representing conversion shares. Also, it does not reflect the payment of any Buy-In Price. Because we do not know the number of conversion shares which may be delivered late and because we do not know what the closing stock price will be on the date of such a default, nor can we determine if a Buy-In Price payment will have to be made, we cannot determine the amounts which actually will be payable. The amount payable by us in the event of a failure to timely deliver conversion shares could be materially higher or lower than these amounts, or we may not be required to pay such amounts at all if we do not so default.
Payments to Affiliates of our Note Holders in Connection with the Senior Convertible Note Transaction.
     Lehman Brothers Inc., an affiliate of one of the holders of our notes, LB I Group Inc., or LB I, acted as the placement agent in the Senior Convertible Note Transaction. We paid Lehman Brothers Inc. fees for their services as placement agent in the amount of $2,891,603. Subsequent to the Senior Convertible Note Transaction, we engaged Lehman Brothers to perform financial advisory services for us.

     Pursuant to the terms of the securities purchase agreement in the Senior Convertible Note Transaction, LB I had the right to require us to cause a designee of LB I to be appointed to our Board of Directors and so long as it or its affiliates hold convertible notes purchased in the Senior Convertible Note Transaction with an aggregate outstanding principal balance of $10,000,000, to cause its designee to be nominated for election as a director. Its designee, Jeffrey A. Ferrell, became a member of our Board of Directors on May 23, 2008. In addition, Brett Zbar was a member of our Board of Directors prior to the Senior Convertible Note Transaction and continues to serve in that capacity. He is a principal of Aisling Capital II, LP. We do not have any contractual agreement or arrangement with Aisling Capital II, LP providing for any representative of Aisling serving on our Board of Directors. As members of our Board of Director’s, Mr. Farrell and Dr. Zbar are entitled to receive the same compensation as the other outside members of our Board of Directors. Under our current policy, the fee payable to an outside director for attendance in person or telephonically at meetings is $1,000 for a Board of Directors meeting and $500 for each committee meeting. The fees are payable 50% in cash and 50% in Common Stock.
Possible Profits of the Selling Security Holders
The following table show the total possible profit that the selling security holders could realize.

(A)	(B)	(C)	(D)	(E)	(F)	(G)
			Aggregate
			Potential
Selling		Conversion	Shares	Aggregate	Aggregate	Total Possible
Security	Market Price	Price Per	Underlying	Conversion	Market Price	Discount to the
Holder	Per Share(1)	Share (2)	the Notes (3)	Price (3)	of Shares (4)	Market Price (5)
LB I Group Inc.	$2.22	$2.65	4,692,662	$12,435,554	$10,417,710	($2,017,846)

Portside Growth and Opportunity Fund	$2.22	$2.65	4,692,662	$12,435,554	$10,417,710	($2,017,846)

Highbridge International, LLC	$2.22	$2.65	4,692,662	$12,435,554	$10,417,710	($2,017,846)

Aisling Capital II, LP	$2.22	$2.65	2,346,331	$6,217,778	$5,208,855	($1,008,923)

UBS O’Connor LLC fbo O’Connor Global Convertible Arbitrage Master Limited	$2.22	$2.65	1,534,675	$4,066,888	$3,406,979	($659,910)

UBS O’Connor LLC fbo O’Connor Global Convertible Arbitrage II Master Limited	$2.22	$2.65	107,757	$285,556	$239,221	($46,336)

(A)	(B)	(C)	(D)	(E)	(F)	(G)
			Aggregate
			Potential
Selling		Conversion	Shares	Aggregate	Aggregate	Total Possible
Security	Market Price	Price Per	Underlying	Conversion	Market Price	Discount to the
Holder	Per Share(1)	Share (2)	the Notes (3)	Price(3)	of Shares (4)	Market Price (5)
UBS O’Connor LLC fbo O’Connor Pipes Corporate Strategies Master Limited	$2.22	$2.65	703,899	$1,865,333	$1,562,656	($302,678)

Total:			18,770,648	$49,742,217	$41,670,839	($8,071,384)

(1)	Based upon the closing price per share of our Common Stock on the closing date of the Senior Convertible Note Transaction.

(2)	Assumes conversion at the rate in effect on the closing date of the Senior Convertible Note Transaction, with no anti-dilution adjustments for stock splits, stock dividends, or similar events or because of a change in the conversion price per share resulting from an issuance or deemed issuance of Common Stock at a price per share less than the then applicable conversion price.

(3)	Assumes conversion in full of the principal amount of the notes and interest payable thereunder at the rate of 8% per annum at a conversion price of $2.65, with no conversion of late payments. Also assumes the issuance of no fractional shares, in accordance with the terms of the notes. Calculated by multiplying the conversion price per share in column (C) with the aggregate potential shares underlying the convertible notes in column (D).

(4)	Calculated as of the date of the closing of the Senior Convertible Note Transaction, by multiplying the market price in column (B) with the aggregate potential shares underlying the convertible notes in column (D).

(5)	Calculated by subtracting the conversion price in column (E) from the market price in column (F).
     Under the terms of the notes, if the Company issues or is deemed to have issued Common Stock at a price per share less than $2.65, the conversion price will be adjusted to the consideration per share of such issuance. Issuances of Common Stock or securities convertible or exercisable into Common Stock are considered issuances or deemed issuances of Common Stock under the notes, except if such issuances are (i) pursuant to any equity based compensation plan approved by the stockholders of the company; (ii) upon conversion of the notes; (iii) pursuant to any bona fide firm commitment underwritten public offering with a nationally recognized underwriter, which generates gross proceeds to the Company in excess of $30,000,000 (other than an “at-the-market offering” as defined in Rule 415(a)(4) under the 1933 Act and “equity lines”); (iv) upon conversion of any options or convertible securities which are outstanding on the Subscription Date pursuant to the material terms in effect on the closing date of the Senior Convertible Note Transaction; or (v) directly on an arm’s-length basis to an unrelated third party in connection with bona fide, strategic transactions, stock acquisitions, mergers, asset acquisitions, joint ventures, collaborations, licenses of products or technology, or similar transactions approved by the Company’s Board of Directors; provided that such issuance is made at a price equal to or greater than the arithmetic average of the Weighted Average Price of the Common Stock for the five (5) consecutive Trading Days immediately prior to the date of such issuance and the primary purpose of which is not to raise equity capital.
Potential Redemption Premiums
     Upon the happening of an event of default (other than one related to bankruptcy), a note holder may require us to redeem its note at a redemption price equal to the greater of (i) 120% of the amount of interest, principal and late charges to be redeemed (the “Conversion Amount”) or (ii) the Conversion Amount divided by the then applicable conversion rate multiplied by the greatest closing price of our common stock in the period commencing immediately preceding the occurrence of the event of default and the date the holder sends notice of its intent to redeem.
     Upon a sale of the company, a sale of substantially all of our assets or a change of control, we can require that each of the notes be redeemed, or any holder may require that we redeem the notes, at the greater of 120% of the Conversion Amount or (ii) the fair value of the consideration the note holder would have gotten if it converted its notes immediately prior to such transaction and also owned an additional number of shares of stock which will vary depending upon the effective date of the transaction and our stock price on that date. However, if the consideration in such a transaction is less than or equal to $2.30 per share or greater than $8.00 per share the holders will not be deemed to hold the additional number of shares.
Cost of Financing
     The following table sets forth the gross proceeds to us from the Senior Convertible Note Financing, as well as associated fees and costs directly related to the financing and our net proceeds from the financing after subtracting such fees and costs. The following table also sets forth an example of the possible profit to the note holders resulting from the sale of the common stock underlying the senior convertible notes issued in the Senior Convertible Note Financing. This total profit calculation is based on various assumptions, and is for example purposes only. The actual profits to the note holders may be materially less or materially more than the amount reported. Based on the numbers presented in the table below, the sum of (i) the fees paid by us in connection with the Senior Convertible Note Financing (columns (B) and (C) below), (ii) the aggregate interest payable under the notes at 8% per annum, assuming no late payments and no conversion of the notes throughout the term, ($9,742,222), (iii) the aggregate liquidated damages potentially payable under the notes ($10,297,398) and (iv) the total possible profit to the to holders resulting from the sale of the Common Stock underlying the notes based upon the conversion price of $2.65 and an assumed market price of our common stock of $2.22, which was the closing price of our stock on the date of the closing of the Senior Convertible Note Financing (column (E) below) represents approximately 40.8%% of the net proceeds received by us in the Senior convertible Note Financing.

(A)	(B)	(C)	(D)	(E)
TOTAL
POSSIBLE
		NOTE		PROFIT TO
GROSS	PLACEMENT	HOLDER	NET	NOTE
PROCEEDS	AGENT FEES	FEES PAID	PROCEEDS	HOLDERS
TO THE	PAID BY THE	BY THE	TO THE	FROM THE
COMPANY	COMPANY (1)	COMPANY (2)	COMPANY	SALE(3)
$40,000,000	$2,891,603	$200,000	$36,908,397	($8,071,384)

(1)	Lehman Brothers Inc., an affiliate of one of the holders of our notes, LB I Group Inc., acted as placement agent for the Senior Convertible Note Financing.

(2)	Pursuant to the securities purchase agreement in the Senior Convertible Note Financing, we agreed to reimburse LB I Group Inc. or its designee(s) for all reasonable costs and expenses incurred in connection with the Senior Convertible Note Financing (including all reasonable legal fees and disbursements in connection therewith, documentation and implementation of the transactions contemplated by the Transaction Documents and due diligence in connection therewith) up to a maximum of $200,000.

(3)	Calculated by subtracting the aggregate conversion prices in column (E) from the aggregate market prices in column (F) in the table under the heading “Possible Profits of the Selling Security Holders”, above.
     The aggregate of all interest, all potential liquidated damages and payments made to affiliates of the selling security holders, as disclosed above in the subsection entitled “Payments to Note Holders” above, (excluding payments made to LB I Group Inc.’s designee to the Board of Directors of the Company and to Brett Zbar paid in their capacities as board members) represent 62.1% of the net proceeds received by the Company in the Senior Convertible Note Financing.

Relationships with the Selling Security Holders
     Prior to the completion of the Senior Convertible Note Financing, we had no relationship with any of the selling security holders, except that Aisling Capital II L.P and/or its affiliates owned in excess of 5% of our issued and outstanding Common Stock. Brett Zbar, a member of our Board of Directors, is a principal of Aisling Capital II L.P. We are also parties to an agreement with Aisling dated May 26, 2006 in which Aisling was granted information rights with respect to the Company and its subsidiaries’ business and operations. In addition, Aisling purchased 1,500,000 shares of our common stock in our underwritten public offering in 2006. The price of our stock to the public in the public offering was $3.25 per shares. 10,000,000 shares were sold in the original closing on May 30, 2006 and the 1,500,000 over-allotment shares were sold on June 12, 2006. 29,914,119 shares of our common stock were outstanding immediately prior to the closing of our offering.
     Pursuant to the terms of the securities purchase agreement in the Senior Convertible Note Transaction, LB I had the right to require us to cause a designee of LB I to be appointed to our Board of Directors and so long as it or its affiliates hold convertible notes purchased in the Senior Convertible Note Transaction with an aggregate outstanding principal balance of $10,000,000, we are obligated to cause its designee to be nominated for election as a director. Its designee, Jeffrey A. Ferrell, became a member of our Board of Directors on May 23, 2008.
Previous Registration of Stock of the Selling Security Holders
     Prior to the convertible note transaction, 18,386,864 of our shares of common stock were held by persons who were not our affiliates or affiliates of the selling security holders.
     Aisling Capital II L.P. acquired 750,000 shares of Common Stock from Crestview Capital LLC, Corsair Capital Partners, L.P., Corsair Capital Investors, Ltd. and Corsair Capital Partners 100, L.P. In addition, Corsair Capital Partners, L.P., Corsair Capital Investors, Ltd. and Corsair Capital Partners 100, L.P. transferred warrants to acquire 125,000 shares of Common Stock to LBI Group, Inc. The transferors of those shares and warrants were named in a selling shareholders registration statement originally filed on Form SB-2, Registration No. 333-126359, on July 1, 2005. On September 14, 2007, we amended the selling security holder table to reflect the change in identity of the selling security holders. Neither Aisling nor LB I Group has sold any shares under the previously filed registration statement. 1,354,748 shares are being registered in the current registration statement on behalf of Aisling Capital II L.P. and 2,709,497 shares are being registered on behalf of LB I Group LP.

PLAN OF DISTRIBUTION
     We are registering shares of common stock to permit the resale of such common stock by the holders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling security holders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.
     The selling security holders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of commons stock are sold through underwriters or broker-dealers, the selling security holders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,
•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	pursuant to Rule 144 under the Securities Act;

•	broker-dealers may agree with the selling security holders to sell a specified number of such securities at a stipulated price per security;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.
     If the selling security holders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling security holders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling security holders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling security holders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling security holders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.
     The selling security holders may pledge or grant a security interest in some or all of the shares of common stock issuable upon conversion of the convertible notes owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus. The selling security holders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
     The selling security holders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the 1933 Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the 1933 Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling security holders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.
     Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares of common stock have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.
          The selling security holders may choose not to sell any or may choose to sell less than all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.
          The selling security holders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the 1934 Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling security holders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.
          We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be $24,544 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling security holder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling security holders against liabilities, including some liabilities under the 1933 Act, in accordance with the registration rights agreements, or the selling security holders will be entitled to contribution. We may be indemnified by the selling security holders against civil liabilities, including liabilities under the 1933 Act, that may arise from any written information furnished to us by the selling security holder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.
          Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS
          The legality of the shares of common stock offered by this prospectus will be passed on for us by Hodgson Russ LLP.
EXPERTS
     The consolidated financial statements of Minrad International, Inc. appearing in the company’s Annual Report on Form 10-KSB/A for fiscal years ended December 31, 2007 (as filed with the SEC on April 21, 2008) have been audited by Freed Maxick & Battaglia, CPAs, PC, independent registered public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
          We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended. In accordance with the Exchange Act, we file reports, proxy statements and other information with the Securities and Exchange Commission. You can inspect and copy these reports, proxy statements and other information at the Public Reference Room of the Securities and Exchange Commission at 100 F Street NE, Washington, D.C. 20549, at prescribed rates. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our Securities and Exchange Commission filings are also available on the Securities and Exchange Commission’s website. The address of this site is http://www.sec.gov.
          We have filed with the Securities and Exchange Commission a registration statement (which term includes all amendments, exhibits, and schedules thereto) on Form S-3 under the Securities Act with respect to the shares offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement because certain information has been incorporated into the registration statement by reference in accordance with the rules and regulations of the Securities and Exchange Commission. Please review the documents incorporated by reference for a more complete description of the matters to which such documents relate. The registration statement may be inspected at the public reference facilities maintained by the Securities and Exchange Commission at 100 F Street NE, Washington, D.C. 20549 and is available to you on the Securities and Exchange Commission’s web site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The Securities and Exchange Commission allows us to incorporate by reference into this prospectus the information we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the sale of all of the shares of common stock that are part of this offering. The documents we are incorporating by reference are as follows:
•	Our Annual Reports on Form 10-KSB/A for fiscal year ended December 31, 2007 (as filed with the SEC on April 21, 2008);

•	Our Quarterly Report on Form 10-Q/A for quarter ended March 31, 2008 (as filed with the SEC on May 15, 2008);

•	Our Quarterly Report or Form 10-Q for quarter ended June 30, 2008 (as filed with the SEC on August 14, 2008);

•	Our Current Report on Form 8-K (as filed with the SEC on May 20, 2008);

•	Our Current Report on Form 8-K (as filed with the SEC on May 30, 2008);

•	Our Current Report on Form 8-K (as filed with the SEC on June 9, 2008);

•	Our Current Report on Form 8-K (as filed with the SEC on August 14, 2008);

•	The description of our common stock contained in our Registration Statement on Form SB-2/A filed on May 22, 2006 under the caption “DESCRIPTION OF CAPITAL STOCK” and any amendments or reports filed for the purpose of updating such description; and

•	All documents that we file with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered under this prospectus have been sold, or that deregisters all securities then remaining unsold, will be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of filing of such documents.
     Any statement contained in a document we incorporate by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus (or in any other document that is subsequently filed with the Securities and Exchange Commission and incorporated by reference) modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.
     You may request a copy of these filings and they will be provided to you at no cost (other than exhibits unless such exhibits are specifically incorporated by reference) by writing or telephoning us at the following address and telephone number:
MINRAD International, Inc.
50 Cobham Drive
Orchard Park, NY 14127
(716) 855-1068
Attention: William H. Burns, Jr.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
     We file reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. We have also filed a registration statement on Form S-3 (Commission File No. 333-151472), including exhibits, with the SEC with respect to the stock offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or exhibits. You may read and copy the registration statement and these reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E. Washington DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including our company.
     This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to us and the shares of stock offered under this prospectus, reference is made to the registration statement, including the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, where any such contract or document is an exhibit to the registration statement, each statement with respect to the contract or document is qualified in all respects by the provisions of the relevant exhibit, which is hereby incorporated by reference.
     We make available free of charge on or through our internet website our annual report on Form 10-KSB, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file this material with, or furnish it to, the SEC. Our internet address is http://www.minrad.com. The information contained on Minrad’s website is not incorporated by reference in this prospectus and should not be considered a part of the prospectus.
PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.

Securities and Exchange Commission filing fee	$2,044
Accounting fees and expenses	$10,000
Legal fees and expenses	$10,000
Printing and Miscellaneous	$2,500

Total expenses	$24,544
     All of the above fees and expenses will be paid by the Registrant. Other than the Securities and Exchange Commission filing fee, all fees and expenses are estimated.
Item 15. Indemnification of Directors and Officers.
     Under Section 145(a) of the General Corporation Law of Delaware, we may indemnify any of our officers or directors in any action other than actions by or in the right of our company, whether civil, criminal, administrative or investigative, if such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of our company, and, with respect to any criminal action or proceedings if such director or officer has no reasonable cause to believe his conduct was unlawful. Under Section 145(b), we may indemnify any of our officers or directors in any action by or in the right of our company against expenses actually and reasonably incurred by him in the defense or settlement of such action if such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interest, except where such director or officer shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to us, unless, on application, the Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability, such person in view of all the circumstances is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. Section 145(c) provides for mandatory indemnification of officers or directors who have been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b). Section 145(d) authorizes indemnification under subsections (a) and (b) in specific cases if approved by our board of directors or stockholders upon a finding that the officer or director in question has met the requisite statutory standards of conduct. Section 145(g) empowers us to purchase insurance coverage for any director, officer, employee or agent against any liability incurred by him in his capacity as such, whether or not we would have the power to indemnify him under the provisions of the Delaware General Corporation Law. The foregoing is only a summary of the described sections of the Delaware General Corporation Law and is qualified in its entirety by reference to such sections.
     Our bylaws provide that we shall indemnify each of our officers and directors to the fullest extent permitted by applicable law. Our certificate of incorporation also provides that, to the fullest extent permitted by the Delaware General Corporation Law, our directors shall not be liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director.
Item 16. Exhibits.
     The exhibits listed in the accompanying Exhibit Index are filed or incorporated by reference as part of this Registration Statement.
Item 17. Undertakings.
(a)	The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions set forth or described in Item 15 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of

1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orchard Park, and State of New York, on this 25th day of July, 2008.

MINRAD INTERNATIONAL, INC.
By:	/s/ William H. Burns
William H. Burns
Chairman of the Board of Directors, Chief Executive Officer, and Director

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints William H. Burns, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Rule 462(b) Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ William H. Burns William H. Burns	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	August 22, 2008

/s/ Charles R. Trego, Jr. Charles R. Trego, Jr.	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 22, 2008

/s/ David DiGiacinto David DiGiacinto	President, Chief Operating Officer and Director	August 22, 2008

/s/ David Donaldson David Donaldson	Director	August 22, 2008

Signature	Title	Date

/s/ Donald F. Farley Donald F. Farley	Director	August 22, 2008

/s/ Jeffrey A. Ferrell Jeffrey A. Ferrell	Director	August 22, 2008

/s/ Duane Hopper Duane Hopper	Director	August 22, 2008

/s/ Robert Lifeso Robert Lifeso	Director	August 22, 2008

/s/ Theodore Stanley Theodore Stanley	Director	August 22, 2008

/s/ Brett Zbar Brett Zbar	Director	August 22, 2008

EXHIBIT INDEX

Exhibit
Number	Description of Document
3.1	Articles of Incorporation of Minrad International, Inc. (incorporated by reference to Exhibit 3.1 to Form SB-2 filed on July 1, 2005)

3.2	Certificate of Designations of Minrad International, Inc. (incorporated by reference to Exhibit 99.2 to form 8-K filed on June 14, 2005)

3.3	Bylaws of Minrad International, Inc. (incorporated by reference to Appendix E to definitive Proxy Statement as filed under Schedule 14A on April 6, 2005)

4.1	Note Subscription Agreement, dated February 8, 2005, relating to the sale of $1.5 million of Convertible Promissory Notes and Warrants to Tobin Family Trust (incorporated by reference to Exhibit 99.1 to Form 8-K filed on February 14, 2005)

4.2	Note Subscription Agreement, dated February 8, 2005, relating to the sale of $1 million of Convertible Promissory Notes and Warrants to Laird Q. Cagan (incorporated by reference to Exhibit 99.2 to Form 8-K filed on February 14, 2005)

4.3	Form of Convertible Promissory Note, dated February 8, 2005, used in connection with the sale of an aggregate of $2.5 million of Convertible Promissory Notes and Warrants (incorporated by reference to Exhibit 99.3 to Form 8-K filed on February 14, 2005)

4.4	Form of Warrant, dated February 8, 2005, used in connection with the sale of an aggregate of $2.5 million of Convertible Promissory Notes and Warrants (incorporated by reference to Exhibit 99.4 to Form 8-K filed on February 14, 2005)

4.5	Form of Registration Rights Agreement, dated February 8, 2005, used in connection with the sale of an aggregate of $2.5 million of Convertible Promissory Notes and Warrants (incorporated by reference to Exhibit 99.5 to Form 8-K filed on February 14, 2005)

4.6	Form of Guaranty, dated February 8, 2005, used in connection with the sale of an aggregate of $2.5 million of Convertible Promissory Notes and Warrants (incorporated by reference to Exhibit 99.6 to Form 8-K filed on February 14, 2005)

4.7	Amendment To Convertible Promissory Notes dated as of May 11, 2005, between and among Minrad International, Inc., Laird Cagan and the Morrie Tobin Family Trust (incorporated by reference to Exhibit 10.9 to Form 10-QSB on May 13, 2005)

4.8	Securities Purchase Agreement dated as of June 8, 2005, by and among Minrad International, Inc. an the purchasers listed therein (incorporated by reference to Exhibit 99.1 to form 8-K filed on June 14, 2005)

4.9	Form of Warrant dated June 8, 2005 (incorporated by reference to Exhibit 99.3 to form 8-K filed on June 14, 2005)

4.10	Registration Rights Agreement dated June 8, 2005 (incorporated by reference to Exhibit 99.4 to form 8-K filed on June 14, 2005)

4.11	Securities Purchase Agreement dated as of June 17, 2005, by and among Minrad International, Inc. and the investors listed therein (incorporated by reference to Exhibit 99.1 to Form 8-K filed on June 21, 2005)

4.12	Form of Warrant, dated as of June 21, 2005, issued to Buyers under Securities Purchase Agreement of the

Exhibit
Number	Description of Document
same date by Minrad International, Inc. (incorporated by reference to Exhibit 99.3 to Form 8-K filed on June 21, 2005)

4.13	Registration Rights Agreement, dated as of June 17, 2005, between Minrad International, Inc. and Buyers under Stock Purchase Agreement of the same date (incorporated by reference to Exhibit 99.4 to Form 8-K filed on June 21, 2005)

4.14	Securities Purchase Agreement Securities Purchase Agreement dated as of June 28, 2005, among Minrad International, Inc. and the investors listed therein (incorporated by reference to Exhibit 10.8 to Form 10-QSB filed August 5, 2005)

4.15	Form of Warrant dated June , 2005 (incorporated by reference to Exhibit 10.9 to Form 10-QSB filed August 5, 2005)

Exhibit
Number	Description of Document

4.16	Registration Rights Agreement dated June 28, 2005 (incorporated by reference to Exhibit 10.10 to Form 10-QSB filed August 5, 2005)

4.17	Form of Stock Option Agreement, dated December 15, 2004, by and among the Registrant, Minrad Inc., Cagan McAfee Capital Partners, LLC, Liviakis Financial Communications, Inc., Laird Q. Cagan, Eric McAfee and the Tobin Family Trust (incorporated by reference to Exhibit 4.2 to Form 8-K filed on December 21, 2004)

5.1**	Opinion of Hodgson Russ LLP

10.1	Employment Agreement of William H. Burns, Jr., dated October 31, 2006 (incorporated by reference to Exhibit 10.1 to Form 8-K filed on November 6, 2006)

10.2	Employment Agreement of John McNeirney, dated March 29, 2004 (incorporated by reference to Exhibit 10.2 to Form 8-K filed on December 21, 2004)

10.3	Amendment to Employment Agreement between Minrad, Inc. and John McNeirney dated November 14, 2005 (incorporated by reference to exhibit 10.1 to Form 8-K file November 17, 2005)

10.4	Separation Agreement, Waiver and Release with William L. Bednarski, dated August 28, 2006 (incorporated by reference to Exhibit 10.1 to Form 8-K filed on August 28, 2006).

10.5	Supply Agreement, effective February 11, 2005, between Minrad EU and Merk Generiques (incorporated by reference to Exhibit 10.1 to Form 8-K filed on February 24, 2005)

10.6	Minrad Inc. Patents and Inventions Policy (incorporated by reference to Exhibit 10.6 to Form 10-KSB filed on March 31, 2005)

10.7	Minrad International, Inc. 2004 Stock Option Plan (incorporated by reference to Appendix C to Schedule 14C filed on September 16, 2004)

10.8	Minrad International, Inc. Code of Ethics for senior financial officers

10.9	Exclusive Distribution Agreement effective June 9, 2004 between Minrad, Inc., and RxElite Holdings Inc. (incorporated by reference to Exhibit 10.8 to Form 10-QSB on May 13, 2005), amended on June 15, 2006 (incorporated by reference to Exhibit 1.01, filed on June 20, 2006)

10.10	Lease between Peter L. Krog and the Company dated as of October 20, 2005 (incorporated by reference to Exhibit 10.12 to Form 10-QSB filed November 14, 2005)

10.12	Form of Milestone Stock Option Agreement to be used in connection with stock options approved on April 21, 2005 (incorporated by reference to Exhibit 10.1 to Form 8-K filed April 27, 2005)

10.13	Milestone Option Agreement (incorporated by reference to Exhibit 10.01 to Form 8-K filed August 17, 2006)

10.14	Supply Agreement, dated as of February 17, 2005, by and between Minrad Inc. and Merck Génériques (incorporated by reference to Exhibit 10.1 to Form 8-K filed February 24, 2005)

10.15	Amended Advisory Consulting Agreement between Minrad International and International Capital

Exhibit
Number	Description of Document

Advisory (incorporate by reference to Exhibit 10.1 to Form 8-K filed November 1, 2006)

10.16	Investment Agreement between Minrad Inc. as Company and Minrad International, Inc. as parent and Laminar Direct Capital L.P., dated as of February 8, 2008 (incorporated by reference to exhibit 10.17 to Form 10-KSB) filed on March 31, 2008)

10.17	Employment Agreement between Minrad International, Inc. and David DiGiacinto dated March 28, 2008 (incorporated by reference to Exhibit 99.2 to Form 8-K filed March 28, 2008)

10.18	Securities Purchase Agreement between Minrad International, Inc. and the investors named therein dated May 5, 2008, including the form of note, mortgage, security agreement, and registration rights agreement attached as exhibits thereto (incorporated by reference to Exhibit 10.1 to Form 8-K filed May 6, 2008)

10.19	Severance Pay Plan (incorporated by reference to Item 5.02 under the heading “Severance Pay Plan” in current report on Form 8-K filed August 14, 2008)

10.20	Minrad International Inc. Employees Severance Pay Plan (incorporated by reference to Exhibit 99.1 to Form 8-K filed August 14, 2008).

21	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21 to Form 10-KSB filed on March 31, 2005)

23.1*	Consent of Freed Maxick & Battaglia, CPAs, PC

23.2**	Consent of Hodgson, LLP (incorporated by reference to Exhibit 5.1)

*	filed herewith

**	previously filed